News—For Immediate Release

Media Contact:	Investor Contact:
Beth Halloran Director, Corporate Communications 703.653.2248 bhalloran@orcc.com	Catherine Graham EVP & Chief Financial Officer 703.653.3155 cgraham@orcc.com

ONLINE RESOURCES POSTS FOURTH QUARTER AND ANNUAL 2005 RESULTS

Revenue and Operating Earnings Increase Sharply

CHANTILLY, Va., February 14, 2006 – Online Resources Corporation (Nasdaq: ORCC), a leading outsourcer of Internet financial services, today reported financial and operating results for the three months and full year ended December 31, 2005.

Net income results are preliminary, pending completion of a tax analysis of any possible limitations on the use of the Company’s net operating loss carryforwards and therefore, how much valuation allowance should be released. (See Note 1)

Fourth Quarter 2005

•	Revenue for the fourth quarter of 2005 was $15.8 million, a 38 percent increase over fourth quarter 2004 revenue of $11.4 million.

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) was $3.9 million compared to $1.9 million in the prior year. EBITDA per share was $0.14, a 56 percent increase compared to $0.09 in the prior year.

•	Preliminary net income[1] was $2.9 million versus $929,000 the prior year. Preliminary net income per share was $0.10, a 100 percent increase over $0.05 the prior year.

Full Year 2005

•	Revenue for the full year 2005 was $60.5 million, a 43 percent increase over full year 2004 revenue of $42.3 million.

•	EBITDA was $13.9 million compared to $7.6 million in the prior year. EBITDA per share was $0.54, a 42 percent increase compared to $0.38 in the prior year.

•	Preliminary net income[1] was $9.0 million versus $3.9 million in 2004. Preliminary net income per share was $0.35, a 75 percent increase over $0.20 the prior year.

Note 1: Preliminary net income results are untaxed and consistent with the Company’s historic presentation of earnings. The Company has determined, however, that it now has sufficient earnings history and expectations to release some or all of the valuation allowance against its deferred tax asset and report on a taxed basis. It has not yet completed the complex analysis required to determine if there are any limitations on the Company’s use of its net operating loss carryforwards, and therefore what portion, if any, of valuation allowance should be released. The Company intends to revise its preliminary net income results prior to filing its 2005 Annual Report on Form 10-K to reflect either the release of valuation allowance or, if its analysis is not yet complete and it and is unable to release valuation allowance at that time, a conservative provision for its estimated tax liability.

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“It was a break-out year for Online Resources, as we delivered on all of our key operating and strategic goals. Though our final after-tax net income has yet to be determined, there will be no change in our revenue and pre-tax operating earnings,” stated Matthew P. Lawlor, chairman and chief executive officer of the Company.

Lawlor added, “We ended the year strongly, as robust billpay adoption drove revenue to the high end of our guidance and we achieved expected high operating earnings growth. I look forward to another excellent year in 2006, and believe we are well positioned strategically for future growth.”

2005 Highlights

•	Achieved record revenue and earnings, the 7th consecutive year as a public company with double-digit revenue and earnings/(loss) per share improvement;

•	Met quarterly guidance and the Company’s original earnings guidance for the year, despite a significant change in unclaimed payments policy;

•	Strengthened cash position and balance sheet through increased operating cash flow and the successful follow-on offering of 5.1 million common shares;

•	Completed second acquisition, adding distribution, specialized applications and enhanced professional service capabilities;

•	Increased end-users, with 32 percent increase in banking account presentation, 27 percent increase in banking billpayers, and 42 percent increase in active cardholders;

•	Expanded potential service distribution, increasing the total client base to 829 including a 16 percent increase in the pool of potential banking and cardholder users;

•	Set record levels of client satisfaction, as reflected in 92 percent client retention and 44 percent of contract renewals for 5 or more years;

•	Continued operating excellence with 94 percent online banking consumer satisfaction, and a completed billpay transaction speed (CBTS) of only 1.8 days;

•	Increased web channel profitability for clients, conducting over 10,000 consumer marketing programs, resulting in an industry-leading 32 percent billpay up-sell rate;

•	Introduced several innovative, new products that enable our clients to differentiate themselves, including award-winning web-based collections and enhanced security.

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2006 Business Outlook

The Company reaffirmed guidance for the first quarter and full year 2006 on its historic reporting basis. This guidance does not reflect the release of valuation allowance against the Company’s deferred tax asset or any other tax provision. The Company will revise its guidance after it has finalized its 2005 tax provision and resulting net income.

Guidance includes the expensing of equity compensation in 2006, but not in 2005.
These statements are forward-looking, and actual results may differ materially. Guidance is stated in millions, except for per share data.

First Quarter		Full Year
2005 2006%	2005 2006%
Actual Guidance Increase Actual Guidance Increase

Revenue	$15.1	$16.5-17.0	11%	$60.5	$72.0-75.0	21%

EBITDA (a)(b)	$3.5	$3.1-3.5	-6%	$13.9	$17.9-18.9	32%

Per share	$0.16	$0.11-0.13	-25%	$0.54	$0.64-0.68	22%

Net Income (c)	$2.2	$1.3-1.7	-32%	$9.0	$9.8-10.8	14%

Per share	$0.10	$0.05-0.06	-45%	$0.35	$0.35-0.39	6%

Core Net Income (a)(d)(e)	$2.3	$1.9-2.3	-9%	$9.4	$12.4-13.4	37%

Per share	$0.11	$0.07-0.08	-32%	$0.36	$0.44-0.48	28%

Fully Diluted Shares	21.6	27.8	29%	25.9	28.0	8%

	Supplemental Information – For Disclosure Purposes Only

Tax Equivalent Net Income (a)(f)	$1.4	$0.8-1.1	-32%	$5.6	$6.1-6.7	14%

Per share	$0.06	$0.03-0.04	-42%	$0.22	$0.22-0.24	5%

(a)	The Company uses Non-GAAP (Generally Accepted Accounting Principles) financial measures, including EBITDA and core net income, to evaluate performance and establish goals. It believes that these measures are valuable to investors in assessing the Company’s operating results when viewed in conjunction with GAAP results.

(b)	EBITDA is a pro forma measure defined as earnings before interest, taxes, depreciation, amortization and equity compensation expense.

(c)	Net income and net income per share for full year 2005 are preliminary, pending completion of a tax analysis of any possible limitations on the use of the Company’s net operating loss carryforwards and therefore how much valuation allowance should be released. (See Note 1)

(d)	Core net income is a pro forma measure defined as net income (preliminary) before the amortization of acquisition-related intangible assets, equity compensation expense, merger-related charges, restructuring-related charges, impairment charges, cumulative effect of change in accounting methods, income tax benefit from the release of valuation allowance and non-recurring tax charges, all net of any related tax impact. Some or all of these items may not be applicable in any given reporting period.

(e)	Excludes amortization of acquisition-related intangible assets of approximately $0.1 million for the first quarters of 2006 and 2005, and $0.5 and $0.4 million for the years 2006 and 2005, respectively. Excludes equity compensation expense of approximately $0.5 million for the first quarter 2006 and $2.1 million for the year 2006.

(f)	Presents the Company’s preliminary net income and net income per share expectations as if they were to be reported on a fully taxed basis, at an estimated corporate tax rate of 38 percent. The Company currently has approximately $78 million in tax loss carry-forwards.

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Management will host a conference call to discuss the results at 5:00 p.m. ET today. The conference call dial-in number is (800) 938-1087 for domestic participants and (706) 679-7266 for international participants. Alternatively, a live web cast of the call will be available through the “Investors” section of Online Resources’ web site at www.orcc.com.

The call and web cast will be recorded and available for playback from 8:00 p.m. ET on February 14th until midnight on Tuesday, February 21st. For the conference call playback, dial (800) 642-1687 for domestic participants and (706) 645-9291 for international participants and enter code 4302347. For web cast replay, go to the “Investors” section of www.orcc.com.

About Online Resources
Online Resources powers Internet financial services for 800 firms nationwide. The Company’s proprietary account presentation, payment, relationship management and professional services are branded to its client banks, credit unions, card issuers and payment acquirers. The Company serves 4 million consumer end-users and processes $15 billion in payments annually. Founded in 1989, Online Resources (Nasdaq: ORCC, Website: www.orcc.com) is a recognized leader in financial technology services.

This news release contains statements about future events and expectations, which are “forward-looking statements.” Any statement in this release that is not a statement of historical fact may be deemed to be a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specifically factors that might cause such a difference include, but are not limited to: the company’s history of losses and anticipation of future losses; the company’s dependence on the marketing efforts of third parties; the potential fluctuations in the company’s operating results; the company’s potential need for additional capital; the company’s potential inability to expand the company’s services and related products in the event of substantial increases in demand for these services and related products; the company’s competition; the company’s ability to attract and retain skilled personnel; the company’s reliance on the company’s patents and other intellectual property; the early stage of market adoption of the services it offers; consolidation of the banking and financial services industry; and those risks and uncertainties discussed in filings made by the company with the Securities and Exchange Commission, including those risks and uncertainties contained under the heading “Risk Factors” in the company’s Form 10-K, latest 10-Q, and S-3 as filed with the Securities and Exchange Commission. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

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Online Resources Corporation
Quarterly Operating Data
(Unaudited)

	Total					% Change
	4Q04[1]	1Q05[1]	2Q05	3Q05	4Q05	4Q05 vs. 3Q05	4Q05 vs. 4Q04

ACCOUNT PRESENTATION

Banking Services

Users (#K)	485	501	511	577	638	11%	32%

Adoption Rate[2]	22.4%	27.6%	28.1%	26.9%	29.0%	8%	29%

Clients	183	182	180	178	176	-1%	-4%

Card Services

Users (#K)	1,986	2,213	2,405	2,587	2,811	9%	42%

Adoption Rate[3]	14.9%	15.7%	16.0%	16.4%	17.3%	5%	16%

Clients	6	6	6	6	6	0%	0%

PAYMENTS

Banking Services

Users (#K)	776	828	858	907	984	8%	27%

Adoption Rate[4]	8.2%	9.0%	9.5%	9.1%	9.6%	5%	17%

Transactions (#M)	10.2	10.9	11.3	11.6	12.4	7%	22%

Clients	716	740	740	770	790	3%	10%

Card Services

Clients	0	0	0	1	2	100%	n/a

RELATIONSHIP MANAGEMENT

Banking Services

Products/User	1.31	1.31	1.31	1.28	1.28	0%	-2%

Upsells[5]	18,980	19,897	17,961	23,430	23,990	2%	26%

Clients	356	372	388	416	428	3%	20%

TOTAL ENTERPRISE

Unique Users[6] (#K)

Banking Services	1,125	1,195	1,243	1,346	1,475	10%	31%

Card Services	1,986	2,213	2,405	2,587	2,811	9%	42%

Total	3,111	3,408	3,648	3,933	4,286	9%	38%

Adoption Rate (Total)[7]	13.6%	14.6%	15.1%	15.3%	16.1%	5%	18%

Payment Transactions (#M)	10.2	10.9	11.3	11.6	12.4	7%	22%

Unique Clients[8]	722	746	772	806	829	3%	15%

Notes:

1Does not include Sears, a Card & Credit Services division client that was acquired and left in 2Q05.

2The number of users divided by the 2.2 million total launched checking and other eligible accounts held with our Banking Services clients. The numbers of checking accounts are as reported to us by our clients.

3The number of users divided by the 16.3 million active card accounts held with our Card Services clients. Based on industry averages, we have defined active card accounts to be 50% of total card accounts, and like the industry, are reporting adoption rates against the active card account base.

4The number of users divided by the 10.2 million total payments-eligible launched checking accounts held with our Banking Services clients. The numbers of checking accounts are as reported to us by our clients.

5The number of additional services (e.g., bill payment, Money HQ, Quicken) that banking users enrolled in during the quarter.

6The number of unique users that use either account presentation services and/or payment services. Some may be counted in both account presentation and payments.

7The number of users divided by the sum of 16.3 million active card accounts held with our Card Services clients and the 10.2 million launched checking accounts held with our Banking Services clients.

8 As of June 30, 2005, includes clients for which the Company provides custom software and support.

Online Resources Corporation
Preliminary Consolidated Statement of Operations (1)

(In thousands, except per share data)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Restated)
Revenues:		(Restated)

Account presentation services	$1,902	$740	$8,826	$3,030

Payment services	9,730	7,801	35,841	28,277

Relationship management services	1,908	2,014	7,716	7,895

Professional services and other	2,227	848	8,118	3,084

Total revenues	15,767	11,403	60,501	42,286

Expenses:

Cost of revenues	6,440	4,666	24,517	18,059

Gross profit	9,327	6,737	35,984	24,227

General and administrative	3,164	2,826	13,126	9,107

Selling and marketing	2,609	2,017	10,174	7,416

Systems and development	1,294	953	4,788	3,793

Total expenses	7,067	5,796	28,088	20,316

Income from operations	2,260	941	7,896	3,911

Other income (expense)

Interest income	522	64	1,303	147

Interest expense	—	(6)	(4)	(3)

Other income	8	5	3	38

Total other income	530	63	1,302	182

Income before taxes	2,790	1,004	9,198	4,093

Income tax provision (benefit) (See Note 1)	(73)	75	200	146

Preliminary net income (See Note 1)	$2,863	$929	$8,998	$3,947

Preliminary net income per share

Basic	$0.11	$0.05	$0.38	$0.22

Diluted	$0.10	$0.05	$0.35	$0.20

Shares used in calculation of preliminary net income per share:

Basic	25,124	18,208	23,434	18,057

Diluted	27,588	20,195	25,880	20,128

Reconciliation of preliminary net income to EBITDA (See Note 2):

Preliminary net income (See Note 1)	$2,863	$929	$8,998	$3,947

Depreciation and amortization	1,643	921	5,959	3,665

Other income	(530)	(63)	(1,302)	(182)

Income tax provision	(73)	75	200	146

EBITDA (See Note 2)	$3,903	$1,862	$13,855	$7,576

Notes:

1.	Net income is preliminary and presented here on an untaxed basis. The Company has determined, however, that it has sufficient earnings history and expectations to release some or all of the valuation allowance against its deferred tax asset, and report on a taxed basis. The Company is in the process of completing the analysis to determine any limitations on its net operating loss carryforwards, and therefore what portion, if any, of valuation allowance should be released. It intends to revise the preliminary net income results presented here prior to filing its 2005 Annual Report on Form 10-K to reflect either the release of valuation allowance or, if its analysis is not yet complete and it is unable release valuation allowance at that time, its most conservative tax liability estimate.

2.	EBITDA represents earnings before interest, taxes, depreciation and amortization.

Online Resources Corporation
Preliminary Condensed Consolidated Balance Sheets (1)

(In thousands)

	DECEMBER 31,	DECEMBER 31,
	2005	2004
	(Unaudited)	(Restated)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$55,864	$4,640
Restricted cash	2,220	1,651
Accounts receivable, net	7,262	8,433
Deferred implementation costs	609	461
Prepaid expenses and other current assets	1,034	2,635
Total current assets	66,989	17,820
Property and equipment, net	15,242	13,100
Goodwill	16,322	11,273
Intangible assets	2,330	1,570
Deferred implementation costs, less current portion	521	420
Other assets	527	351
Total assets	$101,931	$44,534

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$4,524	$4,972
Deferred revenues	2,638	973
Deferred rent obligation	161	158
Capital lease obligation	8	11

Total current liabilities	7,331	6,114
Deferred revenues, less current portion	1,213	379
Deferred rent obligation, less current portion	1,796	1,525
Other long-term liabilities	2,220	1,745

Total liabilities	12,560	9,763
Stockholders’ equity	89,371	34,771
Total liabilities and stockholders’ equity	$101,931	$44,534

Notes:

1.	The preliminary balance sheets presented here reflect the preliminary statements of operations, which report preliminary net income on an untaxed basis. The Company has determined, however, that it has sufficient earnings history and expectations to release some or all of the valuation allowance against its deferred tax asset, and report on a taxed basis. The Company is in the process of completing the analysis to determine any limitations on its net operating loss carryforwards, and therefore what portion of valuation allowance, if any, should be released. It intends to revise the preliminary net income results prior to filing its 2005 Annual Report on Form 10-K to reflect either the release of valuation allowance or, if its analysis is not yet complete and it is unable to release valuation allowance at that time, a conservative provision for its estimated tax liability. The Company will revise its preliminary balance sheets to reflect any release of valuation allowance or other changes to its preliminary net income. This could include the addition of a deferred tax asset, a reduction in goodwill and an increase or decrease in stockholders’ equity.

Online Resources Corporation
Preliminary Condensed Consolidated Statement of Cash Flows (1)

(In thousands)

	TWELVE MONTHS ENDED DECEMBER 31,
	2005	2004
	(Unaudited)	(Restated)
Operating activities:

Preliminary net income	$8,998	$3,947

Adjustments to reconcile preliminary net income to net cash provided by operating activities:

Depreciation and amortization	5,855	3,665

Loss on impairment of assets	104	38

Provision for losses on accounts receivable	2	—

Net realized gain on investments	—	13

Amortization of discount premium	(1)	(38)

Changes in assets and liabilities, net of acquisitions	3,534	182

Net cash provided by operating activities	18,492	7,807

Investing activities:

Purchases of property and equipment	(7,481)	(9,158)

Net purchases of available-for-sale securities	1,300	4,704

Acquisition payments, net of cash acquired	(3,317)	(8,199)

Net cash used by operating activities	(9,498)	(12,653)

Financing activities:

Proceeds from the issuance of common stock	43,555	1,230

Repayment of capital lease obligations	(27)	(97)

Net cash provided by financing activities	43,528	1,133

Net increase in cash and cash equivalents	52,522	(3,713)

Cash and cash equivalents at beginning of period	3,342	7,055

		$
Cash and cash equivalents at end of period	$55,864	3,342

Notes:

1.	The preliminary statements of cash flows presented here reflect the preliminary statements of operations, which report preliminary net income on an untaxed basis. The Company has determined, however, that it has sufficient earnings history and expectations to release some or all of the valuation allowance against its deferred tax asset, and report on a taxed basis. The Company is in the process of completing the analysis to determine any limitations on its net operating loss carryforwards, and therefore what portion, if any, of valuation allowance that should be released. It intends to revise the preliminary net income results prior to filing its 2005 Annual Report on Form 10-K to reflect either the release of valuation allowance or, if its analysis is not yet complete and it is unable to release valuation allowance at that time, a conservative provision for its estimated tax liability. The Company will revise its preliminary statements of cash flows to reflect any release of valuation allowance or other changes to its preliminary net income. Any such changes will not impact the Company’s beginning or ending cash positions.